SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of  the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant X
Filed by Party Other than the Registrant

Check the Appropriate Box:

  Preliminary Proxy Statement
X Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Rule 14a-12

______________________________________________________________
CONNECTICUT ENERGY CORPORATION
______________________________________________________________
J. Richard Tiano

Payment of Filing Fee (Check the appropriate box) :

X $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(1), or
  14a-6(j)(2)
  $500 per each party to the controversy pursuant to Exchange Act
  Rule 14a-6(i)(3)
  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
  and 0-11

(1) Title of each class of securities to which transaction applies: NA
_________________________________________________________________
(2) Aggregate number of securities to which transaction applies: NA
_________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: NA
_________________________________________________________________
(4) Proposed maximum aggregate value of transaction: NA
_________________________________________________________________

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: NA
_________________________________________________________________
(2) Form, Schedule or Registration Statement No. :  NA
_________________________________________________________________
(3) Filing Party:  NA
_________________________________________________________________
(4) Date Filed:  NA

                 CONNECTICUT ENERGY CORPORATION
                         855 Main Street
                      Bridgeport, CT  06604
                         (203) 382-8111

         NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
                  (To be Held January 30, 1996)


                                             December 13, 1995


To the Common Shareholders of Connecticut Energy Corporation:


     The Annual Meeting of the Common Shareholders of Connecticut
Energy Corporation (the "Company") will be held in the Grand
Ballroom of the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, CT, on Tuesday, January 30, 1996 at 10:00 A.M. for the following purposes:

     1. To elect the four nominees for Director named in the Proxy Statement.

     2. To consider and act upon a resolution to approve the employment of the firm of Coopers & Lybrand L.L.P. as the independent accountants to audit the books and affairs of the Company and the subsidiaries of both it and of The Southern Connecticut Gas Company for the 1996 fiscal year.

     3. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on December 8, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual
Meeting.

     All shareholders are cordially invited to attend the Annual
Meeting.

                              J. Richard Tiano,
                              Secretary


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, MANAGEMENT WOULD APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, FILLED IN, DATED AND SIGNED. AN ADDRESSED ENVELOPE IS ENCLOSED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                 CONNECTICUT ENERGY CORPORATION
                         855 MAIN STREET
                      BRIDGEPORT, CT  06604
                         (203) 382-8111

                         PROXY STATEMENT
                               FOR
              ANNUAL MEETING OF COMMON SHAREHOLDERS
                        JANUARY 30, 1996
         Approximate Date of Mailing:  December 13, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Connecticut Energy Corporation ("Company"), whose principal subsidiary is The Southern Connecticut Gas Company ("Southern"), to be used at the Annual Meeting of the Common Shareholders to be held January 30, 1996 and any adjournment(s) thereof.
     The Board of Directors has fixed the close of business on December 8, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On December 8, 1995, there were 8,875,249 shares of Common Stock outstanding and entitled to vote.
     Any common shareholder may revoke his or her proxy at any time before it is voted. The Company will consider a proxy to be revoked if it receives a duly executed proxy bearing a later date or a written statement signed by the shareholder or his or her authorized representative clearly indicating the shareholder's intent to revoke an earlier submitted proxy. A shareholder of record on the record date attending the Annual Meeting may revoke his or her proxy and vote in person by informing any of the persons named as proxies on the accompanying proxy card that he or she desires to revoke a previously submitted proxy. Attendance at the Annual Meeting will not of itself revoke a proxy. If the proxy is properly signed and is not revoked, it will be voted at the Annual Meeting in accordance with the shareholder's direction.

     Each share of common stock is entitled to one vote on each question to be presented at the Annual Meeting. A favorable vote of the majority of the voting power of the common stock present, in person or by proxy, is required for the election of directors and approval of the employment of the independent accountants. In certain circumstances, a shareholder will be considered to be present at the Annual Meeting for quorum purposes, but will not be deemed to have voted in the election of directors or in connection with other matters presented for approval at the Annual Meeting. Such circumstances will exist where a shareholder is present but specifically abstains from voting, or where shares are represented at a meeting by a proxy conferring authority to vote on certain matters but not for the election of directors or on other matters. Under Connecticut law, such abstentions and non-votes effectively are a vote against the election of management's nominees and against approval of the other matters presented for shareholder approval.
     The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, some directors, officers and regular employees of the Company or its subsidiaries, without extra remuneration, may conduct solicitations by telephone and personal interview. The Company may also request brokers, custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares held of record by such persons, and will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
     The Company has engaged Georgeson & Company, Inc. ("Georgeson") to assist it in the solicitation of proxies. Georgeson will solicit the proxies by mail, by telephone, possibly by personal interview and by requesting brokers, custodians, nominees and fiduciaries to forward proxy solicitation material to beneficial owners of shares held of record by such person. The Company will pay Georgeson a fee of $5,000, plus expenses, for such solicitation services.

                    1. ELECTION OF DIRECTORS
     The By-Laws of the Company provide that there shall be ten members of the Board of Directors for the coming year. The Company's Certificate of Incorporation and By-Laws further provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. Each class will serve for
three years, with one class being elected each year.   The persons
elected as Directors will serve until the 1999 Annual Meeting of Shareholders and until their successors have been elected and qualified.
     Pursuant to the recommendation of its Nominating and Salary Committee, the Board of Directors has nominated James P. Comer, M.D., Paul H. Johnson, Samuel M. Sugden and Helen B. Wasserman to fill the vacancies on the Board that will exist on January 30, 1996.
     All of the Nominees have indicated their willingness to serve as Directors if elected. If, for any reason, any Nominee should not be a candidate for election at the time of the Annual Meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.
     Certain information concerning the Nominees and the Directors continuing in office, including the business experience of each during the past five years, is set forth below.

     The Board of Directors recommends that shareholders vote FOR the election of the nominees for director listed below.


                INFORMATION CONCERNING DIRECTORS

          Terms Expiring at the 1999 Annual Meeting

PHOTO James P. Comer, M.D. is the Maurice Falk Professor of Child Psychiatry, Yale Child Study Center and Associate Dean, Yale Medical School, New Haven, CT. Dr. Comer has been a Director of the Company since 1979 and a Director of Southern since 1976. He is a member of the Nominating and Salary and Audit Committees of the Boards of Directors of the Company and Southern. He is 61 years old.

PHOTO Paul H. Johnson is President and Chief Executive Officer of Gaylord Hospital, Wallingford, CT. Formerly he was Assistant to the Dean, Yale Law School and President and Chief Executive Officer and a Trustee of Connecticut Savings Bank. He is also a Director of Middlesex Mutual Assurance Company and Cooper Instrument Company.

          Mr. Johnson has been a Director of the Company since 1979 and a Director of Southern since 1973. He is a member of the Executive and Audit Committees and Chairman of the Company's and Southern's Pension Committees of the
          Boards of Directors of the Company and Southern. He is 59 years old.

PHOTO Samuel M. Sugden is Chairman of the international law firm of LeBoeuf, Lamb, Greene & MacRae L.L.P. Mr. Sugden has been a member of the Board of Directors of the Company and Southern since July 1993. He is also a member of the Company's and Southern's Nominating and Salary Committees. He is 53 years old.

PHOTO Helen B. Wasserman is a member of the Board of Governors for Higher Education, State of Connecticut. She is also the Treasurer and a Director of Bridgeways Communications Corp. (Channel 43, WBCT-TV) and a past President of the Jewish Federation of Greater Bridgeport.

          Ms. Wasserman has been a Director of the Company since
          1979 and a Director of Southern since 1976. She is a member of the Pension and Audit Committees of the Boards of Directors of the Company and Southern. She is 66 years old.

          Terms Expiring at the 1997 Annual Meeting

PHOTO J. R. Crespo is the Chairman of the Boards of Directors, President and Chief Executive Officer of the Company and Southern. He is Chairman of the Executive Committees of the Boards of Directors of the Company and Southern. Mr. Crespo has been a Director of Southern since January 1989 and a Director of the Company since April 1989. From 1982 through 1988, he was Managing Partner - Utility Regulatory and Advisory Services, Coopers & Lybrand L.L.P. He is 53 years old.

PHOTO Richard F. Freeman is the President and Chief Executive Officer, Greater Bridgeport Area Foundation. He is a principal in the firm of Freeman & Associates and the former President and Chief Executive Officer and Trustee of The Bank Mart. He is a Director of Physicians Health Services, Inc.

          Mr. Freeman has been a Director of the Company and Southern since 1979 and is a member of the Executive, Nominating and Salary and Pension Committees and Chairman of the Audit Committees of the Boards of Directors of the Company and Southern. He is 61 years old.

PHOTO Newman M. Marsilius, III is the President and Chief Executive Officer, Producto-Moore Companies, a specialty tool and machine manufacturer. He is a member of the Boards of Directors of the Bridgeport Regional Business Council and the Connecticut Business & Industry Association. He has been a Director of the Company and Southern since September 1992. He is a member of the Company's and Southern's Audit Committees. He is 49 years old.

          Terms Expiring at the 1998 Annual Meeting

PHOTO Henry Chauncey, Jr. is Lecturer and Head of the Management Program, Department of Epidemiology and Public Health, Yale School of Medicine, New Haven, CT. He was the President and Chief Executive Officer of Gaylord Hospital from 1988 to 1994. Previously, from 1982 to 1988, he served as President of Science Park Development Corporation, a Connecticut non-profit corporation formed for the purpose of establishing a high technology business development area in New Haven, CT.

          Mr. Chauncey has been a Director of the Company and Southern since 1986. He is Chairman of the Company's and Southern's Nominating and Salary Committees and is a member of the Company's and Southern's Executive
          Committees.  He is 60 years old.

PHOTO Richard M. Hoyt is the President and Chief Executive Officer of Chapin & Bangs, a steel service center. He is also the Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel, and Vice Chairman of the Board of Directors of Bridgeport Hospital. Mr. Hoyt has been a Director of the Company and Southern since January 1992. He is a member of the Company's and Southern's Pension Committees. He is 53 years old.

PHOTO Christopher D. Turner is Project Manager, Energy Sector Restructuring, Bechtel International Consulting Group. Previously, he was Regional Manager, Resource Management International, Manager, Strategic Business Operation, Power Technologies, Inc., and President of C.D. Turner Associates. From 1963 through January 1988, Mr. Turner was employed by Niagara Mohawk Power Corporation and was Vice President of Corporate Development.

          Mr. Turner has been a Director of the Company and Southern since 1989. He is a member of the Executive, Nominating and Salary and Pension Committees of the Boards of Directors of the Company and Southern. He is 52 years old.

     During the last calendar quarter of 1991, receivers were appointed for the business of Connecticut Savings Bank of which Mr. Johnson was President and Chief Executive Officer and of The Bank
Mart of which Mr. Freeman was President and Chief Executive
Officer.

     The following table sets forth, as of December 8, 1995, information with respect to the beneficial ownership of Common
Stock of the Company by the Nominees and Directors of the Company.

                                        Amount and Nature of
                                        Beneficial Ownership
                                        (unless otherwise
                                        indicated, holder
                                        has sole voting and
                                        investment powers as
                                         to shares listed)(1)

Henry Chauncey, Jr...................              1,140
Dr. James P. Comer...................              1,503
J. R. Crespo.........................             11,497
Richard F. Freeman...................              2,246
Richard M. Hoyt......................              1,050
Paul H. Johnson......................              1,351
Newman Marsilius, III................              1,187
Samuel M. Sugden.....................              1,000(2)
Christopher D. Turner................              1,000
Helen B. Wasserman...................              1,587

(1) No Director owns more than 0.001% of the Common Stock of the Company.

(2) All of these shares are held jointly by Mr. Sugden and his wife.

     As of December 8, 1995, the shares of Common Stock beneficially owned by the executive officers named in the Summary Compensation Table and representing less than 1% of the Common Stock outstanding were: Mr. Trotta -3,912; Mr. Tiano -1,275; Mr. Healy -2,019; and Mr. Ammann -734. Including such shares, the Directors and executive officers as a group own beneficially
41,062 shares of Common Stock, or .005% thereof.
     To the knowledge of the Company, except for Brinson Partners, Incorporated, no person or group of persons is the beneficial owner of more than 5% of the Company's Common Stock. The following table sets forth as of June 30, 1995, certain information as to the number of shares of Common Stock beneficially owned by persons in excess of 5% based on reports filed with the Securities and Exchange Commission or other reliable information:


                         Title     Number    Percent
                           of        of        of
Name and Address         Class     Shares     Class

Brinson Partners, Inc.   Common    499,000     5.6%
209 South LaSalle
Chicago, Illinois 60604


     Mr. S. A. Ardigliano, Vice President, Marketing and Gas Supply Services, and Ms. P. A. Younger, Vice President, Customer
Relations, filed untimely initial reports of beneficial share ownership on Form 3 as required by the Securities Exchange Act of 1934 (the
"Act"). Mr. Paul Johnson, a Director, and Mr. F. L. Esposito, Vice President, Human Resources, did not file a timely Form 4 as required by the Act.

Compensation of Directors

     The Directors do not receive a retainer for service on the Company's Board of Directors, nor do they receive any compensation for attendance at meetings of the Company's Board of Directors and meetings of its Committees. Presently, Southern's standard arrangement with its Directors, other than Directors who are officers of Southern, for their services is to pay them $500 each for each meeting of the Board of Directors attended. Southern compensates each Committee Chairman $500 for each Committee meeting attended, and Committee members receive $400 for each Committee meeting attended. Except for the Chairman of the Board, each Director of Southern, who is not an officer of Southern, is paid an annual retainer of $11,000.
     Southern has an unfunded, non-qualified deferred compensation plan for its Directors, pursuant to which any individual Director may defer up to 100% of his Director's fees and/or retainer during each year. The designation is made in advance as to the amount to be deferred, when the Director's account will be distributed and the length of time over which distribution will occur. Amounts deferred plus interest earned are credited to the Director's account, but no specific fund has been created with respect to these accounts, and the Director is considered to be a general creditor of Southern. At this time, Mr. Chauncey and Mrs. Wasserman are participants in the plan. Mr. Chauncey has elected to defer 100% of his 1995 fees and retainer; Mrs. Wasserman has elected to defer only a portion of her retainer, i.e. $7,000.
     Effective October 1, 1992, Southern has an unfunded retirement plan for its Directors. If a Director attains sixty-five (65) years of age and has received a retainer for five (5) years, then the Director is eligible to retire and receive an annual payment, payable in monthly installments commencing on the first day of the month following such retirement, of an amount equal to the annual retainer in effect during the fiscal year in which the Director attained the age of sixty-five (65). Such payments shall continue for a period of ten (10) years or the life of the eligible Director, whichever is shorter, and no monthly payment shall be made after the month in which an eligible Director dies. If a Director dies before or after payments under the plan are made, no further amounts are payable to the Director's surviving spouse, descendants or estate. The plan is a non-contributory plan and is not intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.
     For services rendered in fiscal year 1995, the Company paid legal fees to the law firm of LeBoeuf, Lamb, Greene & MacRae in which Mr. Sugden is a partner.
     Southern retained Mr. Freeman as a consultant on economic development issues impacting the areas serviced by Southern, especially Bridgeport and New Haven. He is paid at an hourly rate which is competitive with other individuals providing similar advice. For services rendered during the fiscal year ending September 30, 1995 he received $2,125.

Meetings and Committees of the Board of Directors

     During the fiscal year ending September 30, 1995 the Company's Board of Directors met 7 times. Of the Company's or Southern's incumbent Directors, all Directors attended more than 75% of the aggregate of the total number of (a) meetings of the Boards of Directors and (b) meetings of all Committees of the Boards on which such Director served.
     Both the Company's Board of Directors and Southern's Board of Directors have Audit Committees consisting of the following
Directors:

     Richard F. Freeman, Chairman       Dr. James P. Comer
     Helen B. Wasserman                 Paul H. Johnson
                      Newman M. Marsilius, III

     The Audit Committees recommend the employment of independent accountants to audit the financial statements (see "Employment of Independent Accountants"), approve the scope of that audit, confer with the auditors respecting their examination of the Company's accounting practices, approve the auditors' fees for performing both audit and non-audit functions, and report their activities to the full Board. The Audit Committees held five meetings during the fiscal year ending September 30, 1995.
     The Company's and Southern's Board of Directors have Nominating and Salary Committees consisting of the following
Directors:

     Henry Chauncey, Jr., Chairman      Dr. James P. Comer
     Richard F. Freeman                 Christopher D. Turner
                          Samuel M. Sugden

     The Nominating and Salary Committees recommend to the appropriate Board of Directors (a) nominees to fill Board vacancies, (b) the composition of the Board Committees, (c) the election of officers of the Company or of Southern and (d) the salaries paid to the officers of Southern. The Nominating and Salary Committees held three meetings during the fiscal year ending September 30, 1995.
     The Nominating and Salary Committees will consider recommendations for nominees to serve on the Board of Directors by shareholders who submit such recommendations in writing to the Company's Secretary by November 1 of the year prior to the Annual Meeting of Shareholders for which such recommended person might be proposed by the Committee. Any such written recommendation should contain a brief statement of background and qualifications concerning the person being recommended.

Shareholder Proposals

     If a shareholder intends to present a proposal for action at the 1997 Annual Meeting of Shareholders, such proposal must be received by the Company on or before August 16, 1996 for inclusion in the Company's Proxy Statement and Form of Proxy for such meeting. The Company reserves the right to omit any proposals from its Proxy Statement and Form of Proxy where such omission is permitted by the rules of the Securities and Exchange Commission.

                          REPORT OF THE
                 NOMINATING AND SALARY COMMITTEE
                               ON
                     EXECUTIVE COMPENSATION

     The Nominating and Salary Committee (the Committee) is a standing committee of Southern's Board of Directors composed entirely of outside Directors who are not employees of Southern or any of its subsidiaries. Mr. Chauncey is the Chairman. Messrs. Comer, Freeman, Sugden and Turner are the other members.
     All members of the Committee qualify as disinterested persons under Rule 16b-3 of the Securities and Exchange Commission. This means that none participate in any of the executive compensation plans overseen and administered by the Committee with Board of Directors' approval, and none participates in any compensation plan administered by the executives of Southern.


                       COMMITTEE FUNCTIONS

     The Committee is responsible for assuring that Southern's compensation programs are developed, implemented and administered to support the Company's fundamental philosophy that compensation should be effectively linked to corporate and individual performance. The Committee meets on a regularly scheduled basis. The Committee reviews Southern's overall program for salaries and incentive compensation as well as the compensation of the President and Chief Executive Officer, Mr. Crespo, and other senior executives. Reviews of executive performance and compensation occur outside the presence of the executives who are being discussed. The Committee has access to outside professional compensation consultants and meets with these consultants, with and without executives present. The Committee also reviews corporate organization, management development plans and benefits programs. It makes reports and recommendations to Southern's Board of Directors on all of these matters of organization and compensation.



                CORPORATE COMPENSATION PHILOSOPHY

     Southern's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve Southern's business objectives and to maintain Southern's position of leadership in the natural gas distribution industry. Retention of executives who have developed the skills and expertise required to lead a capital intensive organization is vital to Southern's competitive strength. Motivation of these individuals is, and will continue to be, key to Southern's success.
     The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. Assessments of both individual and corporate performance influence executive compensation levels. The Committee, with Board of Directors' approval, seeks to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement Southern's business plans as well as to react to unanticipated external factors having a significant impact on corporate performance. Compensation decisions for all executives, including the named executive officers and Chief Executive Officer, are based on the same criteria.
     Compensation opportunities are linked to financial and operating performance. For each executive, a significant percentage of compensation each year is at risk, that is, it depends on the accomplishment of challenging performance goals approved and reviewed by the Committee and the Board of Directors. The percentage of compensation at risk for an executive increases with more responsibilities and as opportunities to contribute directly to the success of the organization increase. The performance upon which the incentive compensation program is based is assessed annually to ensure that executives work to support both the current as well as the strategic objectives of Southern.


                   COMPONENTS OF COMPENSATION

     There are two major components to Southern's compensation program: Base Salary and Management Incentive Compensation Awards.

     Base Salary -- A competitive base salary supports the philosophy of management development and career orientation of executives and is consistent with the long-term nature of Southern's business. Southern's compensation philosophy is to pay base salaries to its executive officers that do not exceed the median for comparable positions at other, comparable companies. Base salaries for some executives will be set at a higher level if the Committee concludes (and the Board of Directors agrees) that it is appropriate in light of a particular individual's responsibilities, experience and personal performance.
Compensation opportunities must be sufficient to attract and retain the highly qualified individuals the Company needs to succeed.
     Salary budget expenditures and adjustments to the salary structure are a result of annual reviews of competitive positioning (how Southern's salary structure for comparable positions compares with that of other companies), business performance and general economic factors. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting base salary. Business and other economic factors such as net income and estimates of inflation are secondary considerations in establishing base salary.
     The Committee recommends and the Board of Directors approves the salaries of the President and Chief Executive Officer and the salaries of other elected officers. The Committee met in November 1994 to recommend the 1995 salaries for the President and Chief Executive Officer and to set the 1995 salaries for the other elected officers. The Board of Directors approved the Committee's recommendations. Any changes to these approved salaries must be reviewed by the Committee and approved by the Board of Directors before implementation.
     Mr. Crespo became President and Chief Executive Officer in 1989. His 1995 salary reflects the size and complexity of Southern, as well as his experience and personal contributions to corporate performance.

     Management Incentive Awards -- Corporate and individual performance goals are set by the Committee and approved by the Board of Directors. The goals set each year are ones which the Committee believes are challenging in light of all current circumstances. If the financial performance of Southern does not meet a certain threshold level specified by the Board of Directors for that year, then no annual incentive awards would be paid.
     Annual incentive opportunities are designed to provide a strong incentive for executives to increase corporate earnings each year. The program places a significant portion of the executive's annual compensation at risk. As a result of Southern's overall compensation philosophy, approximately one quarter of an executive's total annual cash compensation depends on the achievement of annual performance goals. The amount of compensation at risk increases with the executive's responsibilities. With limited exceptions, base salaries do not exceed the median for comparable positions at comparable companies. If performance goals are met, then an executive's annual cash compensation will total more than the median total annual cash compensation for comparable positions at comparable companies.
     In evaluating the performance of Mr. Crespo, President and Chief Executive Officer, the Committee, in addition to financial performance, considers such factors as ethical business conduct, progress towards strategic plan objectives and the general perception of Connecticut Energy Corporation and Southern by the financial community and customers. Mr. Crespo's 1994 award reflects his significant personal contributions to the business and his leadership which resulted in 1994 performance that was strong relative to the industry. This determination was based on the judgment of the Committee (with Board of Directors approval) regarding his overall contribution as President and Chief Executive Officer. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose. The combination of Mr. Crespo's base salary and the management incentive award was appropriately positioned relative to other Chief Executive Officers of competitors recognizing the size and business results of these companies relative to Southern.


                             SUMMARY

     The Committee has the responsibility to ensure that Southern's compensation program satisfies the best interests of the shareholders. The Committee believes that the existing compensation program is competitive and appropriate. Balancing base salaries with management incentive awards is the foundation upon which Southern's stability and business success should be built.
                         Henry Chauncey, Jr., Chairman
                         James P. Comer
                         Richard F. Freeman
                         Samuel M. Sugden
                         Christopher D. Turner



Executive Compensation
     All of the executive officers of the Company except one are currently officers of Southern. The Company has no existing plan or arrangement to pay any remuneration to such officers in addition to the compensation that they will receive from Southern in their respective capacities as employees of Southern. The salaries paid by Southern during the last three fiscal years ending September 30, 1995 to each of the five most highly compensated executive officers (or executive officers of the Company's subsidiaries) were as follows:

                    SUMMARY COMPENSATION TABLE
                     Annual Compensation (1)

                                                   All Other
Name and                                           Compen-
Principal                    Salary      Bonus     sation (2)
Position            Year       ($)        ($)         ($)


J.R. Crespo         1995    365,000     132,276       7,320
Chairman,           1994    345,000     123,750       7,831
President           1993    322,500      84,375       9,176
& CEO

T.A. Trotta         1995    206,000      39,585       4,500
Exec. VP and        1994    191,875      39,750       4,687
COO                 1993    143,750      25,531       4,134

J.R. Tiano          1995    154,150      32,182       4,500
VP, General         1994    145,850      41,093       4,375
Counsel &           1993    136,450      29,422       4,020
Secretary

J.P. Healy          1995    140,600      16,915       4,218
VP, Energy          1994    137,375      29,614       4,121
Service Planning    1993    133,000      22,045       3,990

V.L. Ammann, Jr.    1995    133,313      26,006       1,559
Group VP, Corp.     1994    121,393      33,350       1,213
Plng. & Admin.      1993    101,375      21,795         287



(1) None of the persons named received any cash compensation in any of the years shown other than the amounts appearing in the columns captioned "Salary", "Bonus" and "All Other Compensation." None of the perquisites and other personal benefits received by such named persons exceed 10% of the total salary and bonus received by such person for each year shown.

(2) The amounts appearing in this column are cash contributions by Southern to a Section 401(k) plan for each of the named individuals except Mr. Crespo. The amount shown for the years 1995, 1994 and 1993 for Mr. Crespo include premium payments of $2,820, $2,670 and $2,161, respectively, for a renewable term life insurance policy.


Pension and Retirement Benefits

     The approximate annual retirement benefits payable under the Pension Plan to an individual whose compensation as defined in the Pension Plan is in the classification indicated would be as follows:

                            PENSION PLAN TABLE

                                Years of Service
Remuneration     15         20         25         30         35

$125,000      $ 75,000   $ 75,000   $ 75,000   $ 75,000   $ 75,000
$150,000      $ 90,000   $ 90,000   $ 90,000   $ 90,000   $ 90,000
$175,000      $105,000   $105,000   $105,000   $105,000   $105,000
$200,000      $120,000   $120,000   $120,000   $120,000   $120,000
$225,000      $135,000   $135,000   $135,000   $135,000   $135,000
$250,000      $150,000   $150,000   $150,000   $150,000   $150,000
$300,000      $180,000   $180,000   $180,000   $180,000   $180,000
$400,000      $240,000   $240,000   $240,000   $240,000   $240,000
$450,000      $270,000   $270,000   $270,000   $270,000   $270,000
$500,000      $300,000   $300,000   $300,000   $300,000   $300,000
$550,000      $330,000   $330,000   $330,000   $330,000   $330,000

Remuneration covered for pension purposes is defined as the employee's average annual compensation (which includes taxable compensation and pre-tax employee contribution to Southern's
Section 401(k) plan) for those five consecutive years of the employee's last ten years of service yielding the highest such average. Remuneration for pension purposes is the sum of the amounts shown in the Salary and Bonus columns of the Summary Compensation Table.
     The projected years of service for each of the five highest paid executive officers at age 65 are: Mr. Crespo, 19 years; Mr. Trotta, 48 years; Mr. Tiano, 21 years; Mr. Healy, 30 years; and Mr. Ammann, 34 years. The benefits illustrated are payable as life annuities. Except for Mr. Healy, the benefits for the named individuals are not subject to any offset. Mr. Healy's benefits are offset by Social Security benefits.

Management Incentive Compensation Plan

     Effective October 1, 1992, Southern's Board of Directors adopted amendments to a Management Incentive Compensation Plan ("Compensation Plan") which provides competitive compensation to key employees approved by the Board of Directors to reward them for the achievement of certain corporate and individual objectives. At the beginning of each fiscal year, the Nominating and Salary Committee of the Board of Directors determines key employees and the range of the potential incentive award for each key employee depending upon the degree to which Southern achieves certain financial targets and the key employee achieves certain individual objectives. To be eligible for an award, a key employee must be employed by Southern for the entire fiscal year and must be employed at the commencement of the fiscal year, i.e., October 1.
     After the end of each fiscal year, the Nominating and Salary Committee determines the incentive award based upon a participant's attainment of his respective goals and the evaluation of an individual's performance. The individual performance goals vary from participant to participant according to duties. Corporate goals and individual goals are assigned different weighted values from individual to individual in calculating the amount of the award. The time period for the measurement of benefits for key employees is the fiscal year prior to the payment of awards.
     Since awards under the Compensation Plan are based on corporate and individual achievements, there are no pre-set payment schedules. Amounts to be paid for 1995 performances to the executives named in the Summary Compensation Table and all other executive officers as a group will be determined no later than the end of the first quarter of 1996. The Board of Directors has determined that the Compensation Plan shall continue in effect until amended, superseded or rescinded by future resolution of the Board of Directors.

Other

     The Boards of Directors has approved employment and deferred compensation agreements with Mr. Crespo. Pursuant to these agreements, Mr. Crespo's base salary was set at the rate of $225,000 per year, subject to upward revision when the salaries of other officers of Southern are revised. The term of the employment agreement is for three years commencing March 24, 1992 and shall be automatically extended on the first day of each succeeding month to end three years from such extension. Mr. Crespo also participates in the Company's Compensation Plan described above. His agreements with the Company and Southern provide for certain compensation and benefits to be paid if his employment is terminated without "Cause," or terminated by him for "Good Reason," or if there is a "Change in Control" of the Company as those terms are defined in the agreements. If there is a "Change in Control," the Company will pay Mr. Crespo his full base salary through the date of termination and all benefits and awards to which he is entitled under benefits plans and policies in effect prior to the "Change in
Control."   Additionally, the Company will pay Mr. Crespo three
times (1) his annual base salary on the effective day of the termination or, if higher, immediately prior to a "Change in Control," (2) the highest bonus he received in the previous five fiscal years or, if higher, during the year in which a "Change in Control" took place, and (3) amounts paid by the Company to Southern's Section 401(k) Plan on Mr. Crespo's behalf plus an amount equal to thirty five percent (35%) of his annual base salary on the date of termination or, if higher, immediately prior to the "Change in Control" as compensation for medical, life insurance and other benefits lost as a result of termination. If any of the foregoing payments result in the imposition of an excise tax under the Internal Revenue Code, the amount paid to Mr. Crespo will not be reduced because of the imposition of such excise tax.
     If Mr. Crespo terminates his employment for "Good Reason" or if the Company and Southern terminate his employment without "Cause," Mr. Crespo will continue to receive his base salary for the remaining term of the agreement and any amounts payable under the Compensation Plan within twelve (12) months of termination to which he is entitled unless he is receiving payments because of a "Change in Control."
     Mr. Crespo's deferred compensation agreement provides for compensation payments upon retirement or termination of his employment unless such termination is for "Cause," for other than "Good Reason" or death. Under the agreement, if employed by the Company until December 1, 2004, he would be entitled to receive, on retirement or termination of his employment, 60% of the average of his total base pay plus any incentive compensation paid in those five highest paid consecutive years out of the ten years preceding his retirement or termination, less amounts paid under Southern's retirement plans. He will receive lesser amounts if he retires or his termination occurs prior to December 1, 2004. The deferred compensation agreement also contains provisions relating to the election of benefits for his spouse, the receipt of deferred compensation prior to attaining the age of 65, payments in the event of his death or disability, and provisions for supplemental term life insurance.

                     SHARE PERFORMANCE CHART

     The following chart compares the total cumulative return on an investment in the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 C+Stock Index and the Standard & Poor's Utilities Index (which includes telephone, electric, gas pipeline and gas distribution companies) over the last five fiscal years in accord with the rules of the Securities and Exchange
Commission:

                           CHART
     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
CONNECTICUT ENERGY CORPORATION, S&P 500 INDEX AND S&P UTILITIES
INDEX

$225
$200
$175
$150
$125
$100
$ 75
$ 50


                   1990    1991    1992    1993    1994    1995

The numbers listed below are graphically represented on the chart above.

                          Fiscal Year Ended September 30

                  1990    1991    1992    1993    1994    1995

Connecticut       100     123     152     180     166     159
Energy

S&P 500           100     131     145     164     171     221

S&P Utilities     100     116     132     164     143     182

Total return assumes reinvestment of all dividends on the payment date. The changes displayed are not necessarily indicative of future returns measured by this, or any method.


            2.  EMPLOYMENT OF INDEPENDENT ACCOUNTANTS

     On November 1, 1995 and November 28, 1995, the Audit Committees of the Boards of Directors of the Company and Southern and the Boards of Directors of the Company and Southern each respectively voted to recommend to the shareholders that Coopers & Lybrand L.L.P. be appointed as the independent accountants to audit the books and affairs of the Company and its subsidiaries and of Southern and its subsidiaries respectively for the fiscal year 1996. Coopers & Lybrand L.L.P. was the independent accountant engaged as the principal accountant to audit the Company's and Southern's books and records for the fiscal year ending September 30, 1995.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and they will be given the opportunity to make a statement on behalf of their firm if they so desire. They will also be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends that shareholders vote FOR the employment of Coopers & Lybrand L.L.P. as described above.


                        3.  OTHER MATTERS


     The Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting of Common
Shareholders. If any other matter should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.



                          By order of the Board of Directors

                          J. RICHARD TIANO
                          Secretary




Dated:  December 13, 1995

Travel Directions to the Trumbull Marriott Hotel:

If you're driving to the hotel from the Merritt Parkway
North Bound (direction toward New Haven): Take Exit 51;
turn right off ramp onto Rte 108 South (Nichols Ave.);
drive 1/2 mile; turn left onto Hawley Lane, hotel will be 3/10 of a mile on the left side of the road.

If you're driving to the hotel from the Merritt Parkway
South Bound (direction toward Bridgeport/New York): Take
Exit 52; follow Rte 108 signs; turn left off ramp onto Rte. 108 South (Nichols Ave.); drive 3/10 of a mile; turn left onto Hawley Lane, hotel will be 3/10 of a mile on the left side of the road.

If you're driving to the hotel from Interstate 95: Take Exit
27A (Rtes. 8 & 24), Follow Rte 8 (at fork, stay on Rte 8, which is the right side of the fork) to Exit 8: turn left off ramp, turn right at first stoplight onto Rte. 108 South
(Nichols Ave.); make a quick left at first stoplight onto Hawley Lane, hotel will be 3/10 of a mile on the left side of the road.

                 CONNECTICUT ENERGY CORPORATION

                PROXY SOLICITED ON BEHALF OF THE
          BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
         COMMON SHAREHOLDERS TO BE HELD JANUARY 30, 1996


    The undersigned hereby appoints J. R. Crespo, Richard F. Freeman and Newman M. Marsilius III and each of them, with power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of the Common Shareholders of Connecticut Energy Corporation (the "Company"), to be held in the Grand Ballroom of the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut on Tuesday, January 30, 1996 at 10:00 A.M., and at any adjournment thereof, all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present for the following matters:

                 (Continued on the reverse side)

                 PLEASE SIGN ON THE REVERSE SIDE



This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR proposals 1 and 2.

Election of Directors

1.   Nominees:  James P. Comer, M.D., Paul H. Johnson, Samuel M.
Sugden and Helen B. Wasserman.

             For          Withheld

             ___          ____

          For all nominees except as noted above

     MARK HERE FOR
     ADDRESS CHANGE AND
     NOTE BELOW                  ____


2. TO APPROVE THE APPOINTMENT OF COOPERS & LYBRAND as the independent public accountants to audit the books and affairs of the Company, and the subsidiaries of both it and of The Southern Connecticut Gas Company for the fiscal year 1996.

          For             Against                 Withheld
          ___              ____                    ____


3. To transact such other business as may properly come before the meeting.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

     Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

                  Signature: __________________  Date ____________
                  Signature: __________________  Date ____________